Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

HANOVER BANK ANNOUNCES APPOINTMENT OF NEW PRESIDENT

MINEOLA, N.Y., April 27, 2023 (GLOBE NEWSWIRE) – Hanover Bancorp, Inc., (NASDAQ: HNVR) the holding company for Hanover Community Bank, today announced that effective immediately McClelland (Mac) Wilcox will assume the role of President, a position previously held by Brian Finneran who retired from the Bank in February 2023. Wilcox joined Hanover in May of 2021 with Hanover’s acquisition of Savoy Bank, where he served as President and CEO. Since joining Hanover, he has served as Senior Executive Vice President, Chief Lending & Revenue Officer.

“I am certain Mac will contribute to strengthening Hanover’s overall loan and deposit growth by assisting us with our long-term efforts of generating revenue and supporting our business expansion,” said Mike Puorro, Chairman and CEO of Hanover. “He will also be responsible for leading our digital, product, and niche lending initiatives. Hanover’s Board of Directors and I are confident in Mac’s proven history as a strong leader who understands the importance we place on our clients, team, culture, and values, and we are fortunate to have him as a part of our team.”

Wilcox has over 20 years of experience as a banking leader and entrepreneur. Under his leadership, Savoy Bank grew to nearly $700 million in assets prior to its merger with Hanover. Previously, Wilcox was President and CEO of a de novo community development bank he cofounded in the South Bronx.

“I am grateful to have this opportunity at such an incredible company. Collaboration, executing strategic growth and creating value for our clients, stakeholders and communities are fundamental to Hanover, and I look forward to working with our dynamic team as we pursue the opportunities that lie ahead,” stated Mac Wilcox.

As President, Wilcox will continue overseeing Hanover’s commercial and residential banking teams and exploration of new initiatives to support asset and earnings growth, while also taking a more active role in strategic planning and execution.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is a bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs. Management and the Board of Directors are comprised of a select group of successful local businessmen and women who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities. Backed by state-of-the-art technology, Hanover offers a full range of financial services. Hanover employs a complete suite of consumer, commercial, and municipal banking products, and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit. Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more. The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.